SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2004

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On July 22, 2004, in a conference call to discuss results for the quarter ended June 30, 2004, management indicated a belief, based on the spread compression experienced over the last few years, the forecasted rise in interest rates and expected continued flattening of the yield curve through 2005, that many of the margin projections included in analyst write-ups of the Company were optimistic. Management noted that the net interest margin for the month of June was 3.55%. Management further advised that an increased 100 basis point rate shock to a static position as of May 31, 2004 would negatively impact net interest income by 1% over the next 12-month period. A similar 200 basis point increase would negatively impact net interest income by a little over 2%. A similar decline of 50 basis points would benefit net interest income by approximately 1%.

Management confirmed earnings per share (“EPS”) guidance for 2004 in the $3.75 - $3.80 range and provided guidance for 2005 in the $4.05 - $4.15 range on a fully diluted basis. Management noted that EPS guidance for the remainder of 2004 through 2005 included a review of the Company’s loan and deposit pipelines, growth prospects, interest rate positioning with the expected interest rate environment, credit quality, pricing strategies and competitive reaction, investments for the future and other factors. Inherent assumptions noted were the use of the forward curve as a guide for future interest rates and relative stability in net charge-offs. It was further noted that assumptions did not consider the impact of acquisition opportunities or the expensing of stock options.

Factors noted for expected improvement in the remainder of 2004 included:

•	the impact of expected loan growth;

•	the impact of the recently completed share repurchase program at the end the 2nd quarter;

•	an expected slowing of bond premium amortization;

•	seasonal and one-time expenses incurred in the second quarter of 2004; and

•	operational initiatives implemented over the last few months.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IBERIABANK CORPORATION

DATE: July 22, 2004	By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer